Exhibit 99.1

HHG Capital Corporation Announces the Separate Trading of its Ordinary Shares, Warrants and Rights, Commencing November 11, 2021

SINAGPORE, November 10, 2021 — HHG Capital Corporation (the “Company”) announced today that, commencing November 11, 2021, holders of the units sold in the Company’s initial public offering completed on September 23, 2021, may elect to separately trade the ordinary shares, warrants and rights included in the units on The Nasdaq Capital Market (“Nasdaq”).

The ordinary shares, warrants and rights that are separated will trade on Nasdaq under the symbols “HHGC,” “HHGCW” and “HHGCR,” respectively. Those units not separated will continue to trade on Nasdaq under the symbol “HHGCU.” Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, in order to separate the units into ordinary shares, warrants and rights.

The units were initially offered by the Company in an underwritten offering. EF Hutton, division of Benchmark Investments, LLC, and Brookline Capital Markets, a division of Arcadia Securities, LLC acted as the joint book-running managers of the offering. A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 20, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting EF Hutton, division of Benchmark Investments, LLC, 590 Madison Ave, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HHG Capital Corporation

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on industries that complement its management team’s background. The Company is led by Chee Shiong (Keith) Kok, the Company’s Chief Executive Officer, and Shuk Man (Lora) Chan, the Company’s Chief Financial Officer.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the Company’s search for an initial business combination, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

HHG Capital Corporation

Chee Shiong (Keith) Kok

Chief Executive Officer

1 Commonwealth Lane

#03-20, Singapore, 149544

Email: hhgcapitalcorp@gmail.com